EXHIBIT 99



                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473



AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES COMPLETION OF FINANCING
ARRANGEMENTS

TULSA, OKLAHOMA, MARCH 14, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has entered into a participation arrangement with TransAtlantic Petroleum Corp. (TSX:TNP.U). TransAtlantic will advance up to US$2 million repayable as a production payment to fund ANEC's share of the drilling and completion costs of ANEC's initial drilling program under its ExxonMobil Joint Development Agreement on the Bayou Couba salt dome in St. Charles Parish, Louisiana. In exchange, TransAtlantic will receive a 10% interest in the project. The production payment is payable from 75% of the net profits from the wells drilled using the TransAtlantic advance.

ANEC has also completed a US$2.5 million financing transaction with Quest Investment Corporation ("Quest") which provides working capital and replaces a portion of the bank debt ANEC acquired as part of the acquisition of Bayou Couba project out of bankruptcy from Couba Operating Company in December 2001. The note is due October 31, 2003 and bears interest at 12% per annum. ANEC will also issue 680,000 shares of its common stock to Quest in conjunction with this loan. The loan is secured by ANEC's interest in its oil and gas properties and undeveloped leasehold.

Additionally, ANEC has commenced drilling on the second of its proposed wells on the Bayou Couba salt dome. This well, drilled to a depth of approximately 7,800 feet follows the successful completion of its initial well under its ExxonMobil Joint Development Agreement. Both wells have been cased and are being evaluated.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Completion of these transactions is subject to the necessary regulatory approvals.



This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are



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cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.



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